Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Adviser Managed Trust:

We consent to the use of our report dated September 29, 2021, with respect to the financial statements of the Adviser Managed Trust, comprised of the Tactical Offensive Equity Fund, Tactical Offensive Core Fixed Income Fund, and Tactical Offensive Enhanced Fixed Income Fund as of July 31, 2021, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 24, 2021